EXHIBIT 10.40
Execution copy
MEMBER INTEREST PURCHASE AGREEMENT
December 29, 2009

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MEMBER INTEREST PURCHASE AGREEMENT
     This Member Interest Purchase Agreement (“Agreement”) is entered into as of December 29, 2009, by and among Energy Focus, Inc., a Delaware corporation (“Buyer”), Stones River Companies, LLC, a Tennessee limited liability company (“Company”), TLC Investments, LLC, a Tennessee limited liability company (“TLC”), and Jami Hall and Robert E. Wilson, Tennessee residents (TLC, Ms. Hall, and Mr. Wilson collectively, the “Sellers”).
RECITALS
     WHEREAS, TLC is the sole owner of all of the member interests of the Company (the “Units”) and Ms. Hall and Mr. Wilson are the sole owners of all of the member interests of TLC; and
     WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Sellers desire to sell, and Buyer desires to purchase, the Units, subject to the terms and conditions set forth herein, so that on and after the Closing Date, as defined in Section 2.1, the Buyer can acquire the Assets of the Company and operate its Business, as defined in Appendix A.
     NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, and each intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF UNITS
     Section 1.1 Units; Excluded Assets; Excluded Liabilities.
          1.1.1 Purchase of Units. Subject to the terms and conditions of this Agreement, Sellers shall sell, assign, transfer and deliver to Buyer at the Closing, and Buyer shall purchase from Sellers at the Closing, the Units, free and clear of all liens, encumbrances, and restrictions of any kind, in exchange for the purchase price, as described in Article II below.
          1.1.2 Excluded Assets. Sellers shall not sell, and Company shall not retain after the Closing, the assets of the Company set forth on Schedule 1.1 (the “Excluded Assets”). Prior to or after the Closing, the Company shall transfer or distribute the Excluded Assets to the Sellers as the parties shall agree.
          1.1.3 Excluded Liabilities. As of and after the Closing, the Company shall not be responsible for the liabilities of the Company set forth on Schedule 1.1 (the “Excluded Liabilities”), and Sellers shall assume, perform, and in due course discharge the Excluded Liabilities, and indemnify and hold harmless the Company and the Buyer from and against those Liabilities, according to the terms of Section 8.2. As of the Closing, the Assets of the Company

being retained by it shall be free and clear of all liens, mortgages, encumbrances, and restrictions.
     Section 1.2 Transfer of Units. At the Closing, title to all of the Units shall pass to Buyer. Sellers shall present to Buyer: (i) certificate(s) representing the Units, duly endorsed, with powers of attorney duly executed in blank, with all transfer taxes, if any, paid in full, and/or a separate assignment of the Units, duly endorsed; (ii) the minute book(s), unit ledgers and seal of Company; and (iii) such other instruments of title which are reasonably appropriate to convey and assign all of the Units to Buyer. From and after the Closing, Sellers and Buyer shall cooperate to execute, deliver and record such instruments of title and other documents reasonably requested by the other part(ies) in order to more fully perfect Buyer’s right, title and interest in and to the Units, and to more fully perfect the security interests and pledge granted and conveyed from Buyer and Company to Sellers.
     Section 1.3 Assignment of Contracts and Rights. Anything to the contrary notwithstanding, this Agreement shall not operate to assign any Contract or any other Asset or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof as part of the sale and purchase of the Units, without the consent of a third party thereto (including a government or governmental unit), would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Company, Sellers, or Buyer thereunder. Company, Sellers, and Buyer shall each use their reasonable best efforts to obtain the consent of such third parties for the assignment hereof prior to Closing, and if such consent is not obtained by Closing or if such attempted assignment thereof would not assign all of the rights thereunder at Closing, then Company, Sellers, and Buyer, shall continue to cooperate and use their reasonable best efforts to obtain an assignment of all of such rights thereunder. To the extent that the consents and waivers referred to herein are not obtained, or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, Sellers and Company shall use their reasonable best efforts to: (i) provide, at the request of Buyer, to Buyer the benefits of any such Asset referred to herein, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer, and (iii) enforce, at the request of and for the account of Buyer, any rights of Sellers or Company arising from any Asset referred to herein against any third person (including a government or governmental unit) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. Buyer shall not be required by this Section 1.3 to enter into any arrangement that would impose any additional cost, expense or liability or that would deprive Buyer of any material benefits or profits. Nothing herein shall affect the conditions to Buyer’s obligations set forth in Article VI herein.
     Section 1.4 Survival of Quotations. For all Contracts, proposals, bids, and the like listed on Schedule A-8, Sellers shall provide to Buyer copies of all quotations for the provision of goods and services submitted by their Affiliates. Sellers shall cause those Affiliates to honor those quotations and, if requested by Buyer, shall provide written confirmations from the Affiliates.

ARTICLE II
CLOSING; PURCHASE PRICE; OTHER CONSIDERATION
     Section 2.1 Closing. Subject to Section 9.1.3, the Closing (“Closing”) of the sale and purchase of the Units and the consummation of the other transactions contemplated herein, shall take place as of December 31, 2009 (the “Closing Date”).
     Section 2.2. Cash Purchase Price. On the Closing Date, Buyer shall deliver to Sellers by wire transfer in immediately available funds or by certified check the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Cash Purchase Price”).
     Section 2.3 Earn-Out.
          (a) Buyer shall deliver to Sellers a quarterly payment equal to the product obtained by multiplying (i) the Gross Revenue from the Business of the Company during the previous quarter by (ii) 0.025 (the “Earn-Out”). Gross Revenue is defined as total invoice price less tax and freight on materials-only sales, if listed as separate line items, and inclusive of properly executed change orders. Gross Revenue from a project shall include all material, labor and professional services revenue associated with a contract recorded by the Company.
          (b) The Earn-Out shall be paid to Sellers over a period of forty-two (42) months following the Closing Date. The Earn-Out shall be paid to Sellers within forty-five (45) days after the end of each calendar quarter, from the quarter ending December 31, 2009 through the quarter ending June 30, 2013 (the “Earn-Out Period”). Buyer shall not be deemed to be in default under this Section 2.3 unless and until it has failed to make full payment following written notice from Sellers to Buyer and 45-days opportunity to cure the failure to make timely payment.
          (c) With respect to any project listed on Schedule A-8 and on which Sellers or any of their Affiliates have accrued but unreimbursed engineering expenses, Sellers shall be deemed to have earned engineering fees at 2.5% of the job’s unearned gross revenue. The fees shall be treated as a job-related cost entitled to mechanics’ and/or other lien rights as security for payment. The payment in full of the Earn-Out related to the project shall be deemed full payment of the engineering fees and expenses.
     Section 2.4 Convertible Promissory Note. On the Closing Date, Buyer shall deliver to Sellers a convertible promissory note in the principal face amount of $500,000.00 (the “Promissory Note”). The Promissory Note shall bear interest at the compound rate equal to the “Wall Street Journal Prime Rate” in effect from time to time as and when announced and reported in the Journal and at www.bankrate.com plus two percent (2%). The Promissory Note, including all interest and other payments that may be due thereunder, shall be due and payable without demand immediately upon the earlier of (i) June 30, 2013 and/or (ii) the filing of any proceeding for bankruptcy, receivership and/or insolvency of Buyer and/or Company (the “Maturity Date”). Sellers shall have the right to convert the entire principal face amount of the Promissory Note, in whole but not in part, into 500,000 shares of Common Stock of Buyer during the period beginning on June 30, 2010 and ending on the Maturity Date. In the event of a conversion by Sellers, any and all accrued interest and other costs shall be immediately due and payable in cash. Buyer shall pay to Sellers a fee of $500,000.00 if Buyer’s Common Stock has not performed as set forth in the Note.
     Section 2.5 Security Agreement. The obligations of Buyer under the Promissory Note and under this Agreement shall be secured by a first-lien-position security interest in all Assets and all other assets of Company pursuant to a security agreement among Sellers, Buyer, and Company (“Security Agreement”).
     Section 2.6 Unit Pledge Agreement. The obligations of Buyer under the Promissory Note and under this Agreement shall be secured by a first-lien-position security interest in and pledge of all of the Units (including but not limited to any options, warrants or other contracts for issuance of units) pursuant to a unit pledge agreement among Sellers, Buyer, and Company (“Unit Pledge Agreement”).
     Section 2.7 Buyer Financial Termination Provision. The Security Agreement and the Unit Pledge Agreement shall provide that the Sellers, in addition to the ability to exercise any and all remedies available at law or in equity, shall have the right to terminate this Agreement before June 30, 2013 if Buyer and/or Company files, or is placed into, bankruptcy, receivership, or any other form of reorganization or restructuring for the benefit of creditors, and that filing is not discharged within sixty (60) days.
     Section 2.8 Listing of Common Stock. Buyer shall use its best efforts to maintain the listing of its common stock for trading on the NASDAQ Global Market. In the event that its common stock should cease to be listed on that Market, Buyer shall use its best efforts to promptly list its common stock on a nationally recognized stock exchange, automated quotation system, or over-the-counter market. Buyer shall not be deemed to be in default under this Section 2.8 unless and until its common stock has failed to be listed on a nationally recognized stock exchange, automated quotation system, or over-the-counter market for a period of at least ninety (90) days.
     Section 2.9 Bonding Capacity. On and after the Closing Date, Buyer or Company shall demonstrate its ability to procure and maintain performance and payment bonding sufficient for the amount and timing of the projects in its proposal “pipeline” by providing a reasonably satisfactory Line of Authorization or other evidence of bonding capacity reasonably satisfactory to Sellers.
     Section 2.10 Step-In Rights. In the event that Buyer or Company does not pursue specific projects due to bonding considerations, in addition to the ability to exercise any and all remedies available at law or in equity, Sellers shall have “step-in” rights to assume and perform projects independent from Buyer and Company. Sellers can pursue any other projects that Buyer or Company decline in writing.
     Section 2.11 Rent. For a period of one year following the Closing Date, Sellers shall provide Company with lighted, heated, and air conditioned office space at Sellers’ premises located at 1244 Gallatin Pike, Madison, Tennessee, or at such other location(s) as Sellers shall operate their business activities, to conduct the Business being acquired by Buyer at no additional cost to Buyer or Company pursuant to a rent agreement (the “Rent Agreement”).
     Section 2.12 Post-Closing Operations Agreement. At the Closing the parties shall enter into a transition and post-closing operations agreement (the “Post-Closing Operations Agreement”).
     Section 2.13 Management Fee. Buyer shall cause Company to deliver to TLC a management fee of $1,232,000.00, without set-off, paid in equal monthly installments at the end of each month beginning January 31, 2010 and ending December 31, 2010, for overhead expenses to TLC in support of up to $20,000,000.00 in Company project revenues in 2010 for those projects on which TLC provides installation support services. Buyer shall cause Company to deliver an additional eight percent (8%) management fee on Company project revenues above $20,000,000.00 in fiscal year 2010 for those projects on which TLC provides installation support services. “Project revenues” shall have the same meaning as “Gross Revenue” in Section 2.3(a).
     Section 2.14 Shares of Common Stock. At the Closing Buyer shall issue to Sellers 1,000,000 shares of its Common Stock (the “Shares”). The Shares shall be entitled to the same registration rights as the conversion shares covered by the Convertible Promissory Note. If required by Sellers in writing on or before June 30, 2010, Buyer shall facilitate the sale of the Shares at a guaranteed price of at least $1.00 per Share as soon as possible after written notice from the Sellers. If Buyer has not received a written notice from Sellers by July 1, 2010, the guarantee shall expire.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY
     Each of Sellers hereby represents and warrants to Buyer as of the date hereof and, if different, as of the Closing Date, except as set forth on Disclosure Schedule 3.0, as follows:
     Section 3.1 Organization. Each of Company and TLC is a limited liability company duly established, validly existing and in good standing under the laws of the State of Tennessee and has the requisite company power and authority to own, use, operate or lease all of its property and assets, and to carry on its business as it is now being conducted, in all material respects. Company has no subsidiaries and does not have any ownership interests in any other Person. “Person” means an individual, a partnership, a corporation, a limited liability company and association, a joint stock company, a trust, a joint venture, any other legal entity, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof) and the term “Other Agreement” with respect to any party shall mean the other agreements and documents contemplated hereby to be executed and delivered by such party or any Affiliate thereof on or before the Closing.

     Section 3.2 Qualification of Company. Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the Business or the nature of its activities makes such qualification or license necessary.
     Section 3.3 Authorization.
          3.3.1 Authority. Sellers and Company have all requisite power and legal authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers and Company and constitutes, and each Other Agreement which is to be executed and delivered by Sellers and Company, when executed and delivered by each of them, shall constitute, the legal, valid and binding obligation of them, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.
          3.3.2 No Breach or Violation. Execution, delivery and performance of this Agreement by Sellers and Company and consummation of the transaction contemplated hereby will not lead to or cause a violation, breach, or default or result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any Encumbrance (as defined in Section 3.5.), whether by notice or lapse of time or both, or otherwise conflict with any term or provision of the following:
          (a) Sellers’ or Company’s articles of organization or operating agreement, as amended;
          (b) As of the Closing, any note, bond, mortgage, contract, indenture or agreement to lease, license or other instrument or obligation to which Sellers and/or Company is a party or is bound (as pertains to Company’s Business): (i) where such violation, breach or default would have a material adverse effect on the Units, the operation of the Business or the financial condition of Sellers or Company; or (ii) except as to which required consents, amendments or waivers shall have been obtained by Sellers or Company prior to the Closing for any such violation, breach or default; or
          (c) Any court or administrative order, writ or injunction or process, or any permit, license, or consent decree to which Sellers or Company is a party or is bound.
     Section 3.4 Financial Statements.
          3.4.1 Statements. The Sellers have previously delivered to Buyer (a) the reviewed balance sheets, income statements and retained earnings and statements of cash flows for Company, together with the accompanying footnotes, for the six (6) month period (“Reviewed Annual Statement”) ended December, 2008 and (b) unaudited balance sheets, income statements and retained earnings and statements of cash flows for Company, together with the accompanying footnotes, for the nine month period ending September 30, 2009 (the balance sheet as of September 30, 2009 is sometimes referred to herein as the (“Interim Balance Sheet”) which have been provided in electronic format as Account’s copy of Quickbooks accounting records (all of the foregoing referred to herein collectively as the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods (except for changes required as a result of changes in GAAP and, with respect to the Interim Financial Statements, the absence of notes and for normal year-end adjustments) and fairly present in all material respects the financial condition, assets and liabilities and results of operations and cash flows of Sellers in accordance with GAAP at the dates and for the periods indicated.
          3.4.2 Accuracy. The Company Financial Statements, and each of them, fairly present the results of operations, financial position and cash flows of for and as of the date or period covered thereby. Subject to normal year-end adjustments, the Company Financial Statements were prepared in accordance with the tax accounting rules and regulations as adopted from time to time by the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Tax Convention”) applied on a basis consistent with principles applied by Company in prior years, and in accordance with the books of account of Company, which have been maintained in all respects in accordance with sound business practices, and reflect all transactions involving Sellers and set forth therein are, in all materials respects, true and correct.
          3.4.3 No Undisclosed Liabilities. Company has no liabilities or obligations of any nature, secured or unsecured, known or unknown, due or to become due, asserted or unasserted, absolute, accrued, or unaccrued, liquidated or unliquidated, contingent, executory or otherwise, of a nature required to be reflected in a balance sheet prepared in accordance with Tax Convention, which were not adequately and completely disclosed and reserved for in the Company Financial Statements, except for those liabilities and obligations which were incurred since the Financial Date in the ordinary course of business and which have been disclosed in writing in Schedule 3.0 to Buyer.
          3.4.4 Absences of Changes. Other than as set forth in Schedule 3.0 delivered hereunder, since the Financial Date there has not been and, as of the Closing Date, there shall not be:
          (a) Any material adverse change in the Assets, the Business, or the financial condition of Company;
          (b) Any material change in the contingent obligations or liabilities of Company which relate to Company by way of guaranty, documentary credit, standby credit, endorsement, indemnity, warranty or otherwise;
          (c) Any material waiver or cancellation by Company of rights or of debts owed to Company;
          (d) Any amendment to any agreement, commitment, or transaction (including without limitation any borrowing, lease, capital expenditure or capital financing, but excluding change orders and other contract amendments in the ordinary course of Company’s business) by Company, material to the Business, the Assets, or Company or which, if such action were taken on the date hereof, would require disclosure pursuant to this Agreement, or
          (e) Any material change by Company is its accounting methods or practices, assumptions or methods of calculating, or any change by Company in its accounting principles, relating to the Business.
          3.4.5 Discharge of Liabilities. Other than as set forth in Schedule 3.0 delivered hereunder, since the Financial Date and as of the Closing Date: (i) Company has not paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice; and (ii) Company has not terminated, amended or suffered the termination or amendment of, or failed to perform all of its obligations under, any of the Contracts or any agreement, contract, lease or license affecting the Business.
     Section 3.5 Assets.
          3.5.1 Title. Company has good, valid and marketable title to all of the Assets. The title to each Asset is free and clear of all title defects, objections, liens, mortgages, security interests, pledges, charges and encumbrances, adverse claims, equities, or any other rights of others or other adverse interests of any kind including without limitation, licenses, escrow arrangements, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (each an “Encumbrance” and collectively the “Encumbrances”).
          3.5.2 Condition. All tangible Assets have no material defects, and are in good operating condition and repair and are adequate for the uses to which they are put in the Company.
     Section 3.6 Equipment. There exists no condition which interferes with the economic value of any item of Equipment, except as disclosed on Disclosure Schedule 3.0.
     Section 3.7 Intellectual Property.
          3.7.1 Except as set forth in Disclosure Schedule 3.0, Seller has good, sole and marketable title to all such Intellectual Property, free and clear of any Encumbrances and Sellers are not aware of any claims that any rights or interest of Company in the Intellectual Property is being challenged in any way.
          3.7.2 Except as set forth in Disclosure Schedule 3.0:
               (a) Company has no patents or inventions, domestic or foreign, or pending applications for patents on inventions, and no copyrights, registrations or pending application for registration of copyrights;

               (b) No Person has any right of renewal, reversion, or termination with respect to any copyrights owned by Seller or any rights under such copyrights;
               (c) Company has no registered trademarks, trade names, service marks or pending applications to register trademarks, trade names, or service marks, related to any products or services sold or licensed by it or which it otherwise uses in the conduct of its business;
               (d) Company does not own any patents or applications for patents that relate to or affect the products or services sold or licensed to customers by Company or any Intellectual Property owned by Company; and
               (e) There are, and have been, no options, licenses or agreements of any kind relating to any of the Intellectual Property owned by Company or to the use; manufacture, sale or other exploitation of products or services based on or embodied in such Intellectual Property.
          3.7.3 Company and Sellers acknowledge that Company has not maintained a trade secrets policy, that there is no Intellectual Property owned by Seller that requires such a policy, and that the failure to have such a policy has not had a material adverse effect on the Business.
          3.7.4. Company has not infringed or misappropriated, and is not infringing or misappropriating any Intellectual Property of another Person and there is no claim pending, or to the knowledge of Company, threatened, against Company with respect to any alleged infringement or misappropriation of any Intellectual Property owned by another Person. Sellers have no knowledge that any Person is infringing or misappropriating any Intellectual Property of Company.
     3.8 Contracts and Obligations:
          3.8.1 Identification. Schedule A-8 delivered hereunder includes an accurate and complete list as of the date hereof and as of the Closing Date, of the Contracts and identifies each Contract by the parties thereto, the date, and subject matter.
          3.8.2 Full Force and Effect. All Contracts are valid and binding upon Company and, to the best knowledge and belief of Sellers, are valid and binding on the each other party thereto.
          3.8.3 No Default. With respect to each of the Contracts, neither Company nor, to the best knowledge and belief of Sellers, any other party thereto is in material breach thereof or material default thereunder, and there does not exist any event, condition or omission which would constitute such material breach or material default (whether by lapse of time or notice or both), except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

          3.8.4 Copies. Sellers have delivered to Buyer a correct and complete copy of each written Contract and a written summary setting forth the terms and conditions of each oral contract.
          3.8.5 Renegotiation. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Company under current or completed contracts with any person or entity having the contractual or statutory right to amend or require such renegotiation and no such person or entity has made written demand for such negotiation, excepting any change orders that are or would be issued in the ordinary course of business with respect to the Contracts.
          3.8.6 Sufficiency of Contract. To the best knowledge and belief of Sellers, the Contracts are of sufficient nature, condition and quantity to permit Buyer to operate the Business immediately upon the Closing in the ordinary course of business and consistent with the past practices of Company; provided however that Sellers make no representation or warranty regarding cash flow, profitability, Buyer’s capacity to bond or any other financial aspect of the Business after the Closing.
     Section 3.9 Employees and Labor Matters.
          3.9.1 Company has delivered to Buyer, and Buyer has acknowledged the receipt of, a list of (a) all agreements between Company and its employees or other Persons providing services for compensation, and (b) all employees of Company entitled to receive annual compensation in excess of $5,000 and their positions, job categories, and salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or other Person, excluding any potential liability for or arising out of a claim for unemployment benefits in the event a Company employee is not immediately employed by Buyer. Company has not informed any employee or other Person that the Person will receive an increase in compensation as a result of the transactions covered by this Agreement, with the exception of employees who have job-related benefits with Company which Buyer does not offer and in those circumstances Company has informed those employees that Buyer has agreed to convert those benefits to an adjustment in paid compensation. All of the employees of Company are “at will” employees and may be terminated by Company at any time, without liability or obligation except the payment of normal compensation accrued up to the time of termination of employment.
          3.9.2 Company is in substantial compliance with all applicable federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours.
          3.9.3 There is no strike, labor dispute, slowdown or stoppage actually pending, or to the best knowledge of Seller, threatened, against or directly affecting Company.
          3.9.4 There is no pending complaint filed with the National Labor Relations Board or any other governmental agency alleging unfair labor practices, civil rights violations, employment discrimination charges, or the like against Company with respect to the operation of the Business, and there are no existing facts which would lead to any such unfair labor practice charge.
          3.9.5 Company has not entered into any collective bargaining agreements with any party.
     Section 3.10 Litigation.
          3.10.1 Litigation Pending or Threatened. Except as listed in Schedule 3.0, there are no claims, actions, suits, hearings, arbitrations, disputes, proceedings (public or private) or governmental investigations, pending or threatened, against or affecting Company, the Units, the Assets, or the Business, at law or in equity, before or by any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity, there is no basis for any such action, suit or proceeding, and there are no existing or threatened, orders, judgments or decrees of any court or governmental agency affecting Company, the Units, the Assets or the Business.
          3.10.2 This Transaction. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or threatened, against or affecting Company, the Units, the Assets or the Business, which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Sellers or Company from complying with the terms and provisions of this Agreement.
     Section 3.11 Third Party Consent. With the exception of Company’s or Sellers’ lenders, there are no approvals, authorizations, certificates and consent of any third parties necessary or required to effect the transfer to Buyer of all rights, powers and franchises of Sellers related to Company, the Assets, or the Business, except as listed on Schedule 3.0.
     Section 3.12 Permits. There are no approvals, authorizations, certificates, consents, licenses, orders and/or permits of any governmental agencies, whether federal, state or local, necessary to the ownership, use, or operation of Company, the Units, the Assets or the Business, except as set forth on Schedule 3.0 hereto. Sellers will cooperate with Buyer in Buyer’s efforts to obtain any such government approvals for a period of three months following Closing.
     Section 3.13 Government Contracts Compliance. Company is not in, and consummation of this Agreement and the transactions contemplated hereby will not result in, any violation, breach or default of any term or provision of: (a) any contract, subcontract or agreement between any United States, foreign, state or local governmental or regulatory authority and Seller, or (b) any bid, proposal or quote submitted to any United States, foreign, state or local governmental or regulatory authority by Company.
     Section 3.14 Government Authorizations. Execution, delivery and performance of this Agreement by Sellers and/or Company and consummation of the transactions contemplated hereby, will not require any consent, approval, authorization, or permit from, or any filing with or notification to, any United States, foreign, state or local governmental or regulatory authority, except with respect to government entities that are parties to Contracts.

     Section 3.15 Taxes. As used in this Agreement, “Taxes” and all derivations thereof means any federal, state, local or foreign income, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, uses, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto. The term “Tax Returns” shall include all federal, state, local and foreign returns, declarations, statements, reports, schedules, and information returns required to be filed with any taxing authority in connection with any Taxes.
               (a) Company has timely filed all Tax Returns and reports required to have been filed by it, and has paid all Taxes due to any taxing authority required to have been paid by it on or prior to the date hereof;
               (b) None of such Tax Returns contain, or will contain, a disclosure statement under Section 6662 of the of the Code, or any equivalent or predecessor statute;
               (c) Company has not received notice that the Internal Revenue Service or any other taxing authority has asserted or proposed to assert against Seller any deficiency or claim for Taxes and no issue has been raised by any taxing authority in any audit which, by application of similar principles, reasonably could be expected to result in a proposed deficiency of Company for any period not so examined;
               (d) There are no pending or, to the knowledge of Sellers or Company, threatened actions, audits, proceedings or investigations with respect to Sellers involving the assessment or collection of Taxes;
               (e) There are no liens for Taxes due and payable upon the Assets; and
               (f) Sellers and/or Company have not applied for a ruling relating to Taxes from any taxing authority or entered into any closing agreement with any taxing authority.
Sellers will hold harmless and indemnify Buyer and Company from all pre-acquisition tax obligations pursuant to Section 8.2.
     Section 3.16 Benefit Plans.
          3.16.1 Benefit Plans; Company Plans. Schedule 3.0 identifies the amounts of any discretionary annual contributions that Company has made to any Benefit Plan (or Seller Plan) in respect of each of the last three (3) years or any portion thereof.
          3.16.2 Company Group Matters; Funding. Company has no obligation to contribute to, or any direct or indirect liability under or with respect to, any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Seller Plan, and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any Company Plan. Company has not at any time since its inception through and including the date hereof been subject to being aggregated with any other corporation under Sections 414(b), (c), (m) or (o) of the Code.
          3.16.3 Compliance. Each Company Plan and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all material respects in compliance with all applicable laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. To the best knowledge and belief of Sellers, no Company Plan is or is proposed to be under audit or investigation.
          3.16.4 Qualified Plans. Schedule 3.0 discloses each Company Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income Tax under Section 501(a) of the Code (a “Qualified Plan”). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) covering the Tax Reform Act of 1986 and later Code changes for which the remedial amendment period has not closed has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income Tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. To the best knowledge and belief of Sellers and Company no fiduciary of any Qualified Plan nor any agent thereof has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.
          3.16.5 No Defined Benefit or Multi-employer Plans. Company has not at any time since its inception sponsored or maintained a defined benefit plan within the meaning of Section 3(35) of ERISA.
          3.16.6 Prohibited Transactions; Fiduciary Duties; Post-Retirement Benefits. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan exists or has occurred that could subject Company to any liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. Neither Company nor any administrator or fiduciary of any Company Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject Seller to any liability for a breach of fiduciary or other duty under ERISA or any other applicable law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Company Plan that is a welfare benefit plan as described in ERISA Section 3(1).
     Section 3.17 Compliance with Environmental Laws.

          3.17.1 To the best knowledge and belief of Sellers and Company after investigation, the operation of the Business by Company has been in compliance with the applicable laws and regulations of all federal, state and local government authorities having jurisdiction with respect thereto, including, without limitation, all requirements pursuant to environmental protection, health or safety laws and regulations (including the disposal of hazardous substances and solid wastes).
          3.17.2 Company has not undertaken any activity causing (i) the premises to become a hazardous waste treatment, storage or disposal facility within the meaning of the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et. seq., as amended (“RCRA”) or any similar federal, state or local laws or regulations, (ii) a release or threatened release of hazardous waste from the Premises within the ambit of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et. seq., as amended (collectively referred to as “CERCLA”) or the Toxic Substances Control Act, 15 U.S.C. §2601 et. seq., as amended (“TSCA”), or any similar federal, state or local laws and regulations, or (iii) the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions, which would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et. seq., as amended (“FWPCA”), or the Clean Air Act, 42 U.S.C. §7401, et. seq., as amended (“CAA”), respectively, or any similar federal, state or local laws or regulations.
          3.17.3 To the best knowledge and belief of Sellers and Company, no oil, petroleum, chemical liquids, solid, liquid, gaseous products, toxic substances, or any wastes, solid waste, hazardous waste or hazardous substance of any kind, are currently stored or used on the premises and have not been stored or used on the leased premises in the past, and no part of the premises is or has been used as a dump or landfill of any kind except in the ordinary course of Seller’s Business. As used herein, the terms “wastes”, “solid waste”, “hazardous waste”, and “hazardous substance” shall have the meanings as such terms are defined in CERCLA, RCRA and in the Ohio Revised Code, as amended, and any regulations now or hereafter promulgated pursuant thereto, and shall also include any sewage or mixture of sewage or other waste material that passes through a sewer system to a treatment facility, any industrial waste-water discharges subject to regulation under FWPCA, and any source material, special nuclear material or byproduct material as defined by the Atomic Energy Act of 1954, 42 U.S.C. §3011 et. seq., as amended.
          3.17.4 Neither Company, nor, to the best of its or Sellers’ knowledge, any other party, has caused or suffered to occur, a discharge, spillage, uncontrolled loss, seepage or filtration of oil or petroleum or chemical liquids or solid, liquid or gaseous products or hazardous waste (a “spill”), as those terms are used in Chapter 3745 of the Ohio Revised Code, as amended, at, upon, under, within or emanating from the Premises or any contiguous real estate which has been included in the property description of the Premises within the preceding three years.
          3.17.5 Company has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against Seller for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under CERCLA. The Premises is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, CERCLIS or any state or local list of sites requiring investigation or cleanup. “Regulated Material” means any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including, polychlorinated biphenyls, petroleum, petroleum-related material, crude oil or any fraction thereof. “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List pursuant to CERCLA. “Environmental Law” means any applicable federal, state or local law, in effect as of the Closing Date, relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, including common law nuisance, property damage and similar common law theories.
          3.17.6 Company has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material.
          3.17.7 To the best knowledge and belief of Sellers and Company after investigation, Sellers or Company have received all required federal, state, and local licenses, certificates or permits relating to the Business or the premises, and the Business and Company’s facilities, property and equipment are in compliance with the foregoing in all respects.
          3.17.8 To the best knowledge and belief of Sellers and Company after investigation, Company has filed all applications, notices and other documents necessary to effect the timely renewal or issuance of all permits necessary under any Environmental Laws for the continued conduct and operation of the Business in the manner now conducted.
          3.17.9 To the best knowledge and belief of Sellers and Company after investigation, there are no permits, registrations, licenses and authorizations held by Company in connection with the Business under the Environmental Laws and Sellers and Company knows of no reason why the Business would require them.
          3.17.10 Sellers and Company will hold harmless and indemnify Buyer from all pre-acquisition Environmental obligations pursuant to Section 8.2.
    Section 3.18 Brokers. No broker or finder has acted for Sellers or Company in connection with this Agreement or the transactions contemplated hereby. Sellers and Company are not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.
     Section 3.19 Ownership of Company.
          3.19.1 Units; Capitalization. There are no Securities Rights with respect to any Units, nor are there any securities convertible into or exchangeable for any Units, or any other Security Rights with respect to any unissued Units. “Securities Right” means any option, warrant, other right, proxy, put, call, demand, plan, commitment, agreement, understanding, or arrangement of any kind relating to any Units, or any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting rights with respect to any Units of the Company, whether issued or unissued, or any other security convertible into or exchangeable for Units of the Company conferred by statute, by the Company’s governing documents, or by agreement, including any subscription right, pre-emptive purchase right, or registration right. All of the Units are (a) validly issued, fully paid and nonassessable, (b) were not issued in violation of the terms of any agreement or other understanding of Company, and (c) were issued in compliance with all applicable federal and state securities laws and regulations.
          3.19.2. Title to Units. TLC owns all of the Company’s Units. Ms. Hall and Mr. Wilson own all of the member interests of TLC.
     Section 3.20 Disclosures. To the best knowledge and belief of Sellers and Company after investigation, no statement, representation or warranty made by Sellers or Company in this Agreement, in any Exhibit hereto or Schedule delivered hereunder, or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder, contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Sellers, as of the date hereof and, if different, as of the Closing Date, except as set forth on Disclosure Schedule 4.0, as follows:
     Section 4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the requisite power and authority to own, operate or lease the properties that it requires to carry on its businesses in all material respects as such is now being conducted.
     Section 4.2 Qualification of Buyer. As of the Closing, Buyer shall be duly qualified or licensed as a foreign corporation to do business, and is in good standing, in Tennessee, if such qualification is necessary in the reasonable judgment of Buyer, and in each other jurisdiction where the character of the Assets, the Business or the nature of its activities makes such qualification or license necessary.
     Section 4.3 Authorization.
          4.3.1 Authority. Buyer has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding obligation of it, enforceable in accordance with its terms. This Agreement has been duly executed and delivered by Buyer and constitutes, and each Other Agreement which is to be executed and delivered by Buyer, when executed and delivered by it, shall constitute, the legal, valid and binding obligation of it, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.
          4.3.2 No Breach or Violation. Execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated hereby will not cause a breach or default or otherwise conflict with any term or provision of the following:
               (a) Its articles of incorporation or bylaws, as may be amended;
               (b) Any court of administrative order, writ or injunction or process, or any consent decree to which it is party or is bound: (i) where such violation, breach or default would have a material adverse effect on the business, results of operations or financial condition of it, considered as a whole, or (ii) except as to which required consents, amendments or waivers shall have been obtained by it prior to the Closing for any such violation, breach or default.
     Section 4.4 Litigation.
          4.4.1 Litigation Pending or Threatened. There are no claims, actions, suits, hearings, arbitrations, disputes, proceedings (public or private) or governmental investigations pending or, to the best of Buyer’s knowledge, threatened, against or affecting Buyer, at law or in equity, before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity, there is no basis for any such action, suit or proceeding, and there are no existing or threatened, orders, judgments or decrees of any court or governmental agency affecting Buyer.
          4.4.2 This Transaction. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best of Buyer’s knowledge, threatened against Buyer which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.
     Section 4.5 Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.
     Section 4.6 Third Party Consent. With the exception of notification to NASDAQ Stock Market, LLC and Buyer’s senior lender, there are no approvals, authorizations, certificates and consent of any third parties necessary or required for Buyer to fulfill its obligations under this Agreement.

     Section 4.7 Permits. Buyer shall obtain, by Closing, any approvals, authorizations, certificates, consents, licenses, orders and/or permits of any governmental agencies, whether federal, state or local, necessary to the ownership, use or operation of the Units, Assets, or Business.
     Section 4.8 Government Contracts Compliance. Buyer is not in, and consummation of this Agreement and the transactions contemplated hereby will not result in any, violation, breach or default of any term or provision of: (a) any contract, subcontract or agreement between any United States, foreign, state or local governmental or regulatory authority and Buyer or (b) any bid, proposal or quote submitted to any United States, foreign, state or local governmental or regulatory authority by Buyer.
     Section 4.9 Government Authorizations. Execution, delivery and performance of this Agreement by Buyer, and consummation of the transactions contemplated hereby, will not require any consent, approval, authorization, or permit from, or any filing with or notification to, any United States, foreign, state or local governmental or regulatory authority except with respect to Government entities who are parties to Contracts, and except for a notification to NASDAQ Stock Market, LLC.
     Section 4.10 Disclosures. To the best knowledge and belief of Buyer after investigation, no statement, representation or warranty made by Buyer in this Agreement, in any exhibit hereto or Schedule delivered hereunder, or in any certificate, statement, list, schedule or other document furnished or to be furnished to Sellers hereunder, contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
COVENANTS
     Section 5.1 Affirmative Covenants of Sellers. With respect to the Company, the Units, the Business, and the Assets, except as may be agreed in writing by Buyer, each Seller shall, and shall cause Company to, at all times from the date hereof through the Closing Date:
               (a) Use its best efforts to preserve and protect the goodwill, rights, properties, assets and business organization of Company and to prevent the occurrence of any event or condition which would have a material adverse effect on the Assets, the Business or the financial condition or results of operations of Company;
               (b) Use its best efforts to preserve and protect the present goodwill and relationships of Company and the Business with creditors, suppliers, customers, licensors, licensees, contractors, distributors, the U.S. Government, lessors and lessees and others having business relationships with it;
               (c) Maintain clear, unencumbered title to the Units and the Assets and maintain all tangible Assets in customary repair, order and condition, reasonable wear and tear,

damage by fire and other casualty excepted, and promptly repair, restore or replace any Assets which are damaged or destroyed by fire or other casualty, whether insured or uninsured;
               (d) Comply in all material respects with all applicable federal, state, foreign and local laws, rules and regulations;
               (e) Maintain the books and records of Company in the usual and ordinary course consistent with past practices in such manner as is necessary to ensure satisfaction of the representations and warranties set forth in Article III of this Agreement and in a manner that fairly and accurately reflects its income, expenses, assets, and liabilities in accordance with Tax Convention;
               (f) File all Tax Returns required to be filed and make timely payment of all Taxes shown to be due on such returns;
               (g) Use its best efforts to obtain, prior to the Closing Date, all consents, approvals and waivers, including all such consents, approvals or waivers required to be obtained from the government (whether federal, state or local) its customers, vendors, suppliers, lessors, and consents of the other parties to the contracts and any teaming agreements, partnerships or other arrangements between Company and any other person or entity, necessary or required to vest in Buyer all of Sellers’ and Company’s rights and title to, and interest in, the Assets in conformity with the representations and warranties of Sellers herein;
               (h) Promptly notify Buyer in writing of any adverse change in the Business or the Assets, or any adverse change with respect to the relationships of Company and its employees or its creditors, suppliers, customers, subcontractors, licensors, licensees, lessors and lessees, and others having business relationships with it;
               (i) Promptly notify Buyer in writing of the threat, institution or receipt of any claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance by or before any court or governmental or other regulatory or administrative agency; and
               (j) Promptly supplement or amend and deliver to Buyer supplements or amendments to the Schedules that Sellers are required to prepare hereunder with respect to any matter arising hereafter which, if existing or occurring as at the date of this Agreement, would have been required to have been set forth and described in such Schedule. No supplement or amendment of a Schedule made pursuant to this Paragraph (j) of Section 5.1 shall be deemed to cure any breach of any representation or warranty made in this Agreement, nor shall any such supplement or amendment be deemed to relate back to any date prior to its delivery without the written consent of Buyer.
     Section 5.2 Negative Covenants of Sellers. With respect to the Company, the Units, the Business, and the Assets, each Seller shall not, and shall cause Company not to, do any of the following, without the prior written consent of Buyer, from the date hereof through the Closing Date:

               (a) Incur or agree to incur any obligation or liability (absolute or contingent) in connection with any of the Company, the Units, the Business, or the Assets, except liabilities arising out of, incurred in connection with, or related to the operation of the Business in the ordinary course and the consummation of this Agreement;
               (b) Sell, transfer, assign, license or otherwise dispose of, or encumber in any way, any of the Units, the Company, the Business, or the Assets;
               (c) Amend, modify or terminate any of the Contracts;
               (d) Waive or cancel any rights or claims relating to the Company, the Units, the Business, or the Assets;
               (e) Seek, solicit or agree to any offer for the sale of the Company, the Units, the Business, or the Assets or any material part thereof, or seek, solicit or agree to any merger of the Company with any other entity whereby the Company or its successor shall not be fully capable of and obligated to perform all of the Company’s obligations under this Agreement;
               (f) Undertake any transaction, including, but not limited to, the incurring of any indebtedness for borrowed money, except in the ordinary course of business; or
               (g) Offer or enter into any contract, understanding, plan, or agreement to take any action described in this Section 5.2.
     Section 5.3 Affirmative Covenants of Buyer. With respect to the Company, the Business, and the Assets, except as may be agreed in writing by Sellers and the Company, Buyer each shall at all times from the date hereof through the end of the Earn-Out Period:
               (a) Use its best efforts to preserve and protect the goodwill, rights, properties, assets and business organization of the Company and to prevent the occurrence of any event or condition which would have a material adverse effect on the Business, the Assets, or the financial condition or results of operations of the Company;
               (b) Use its best efforts to preserve and protect the present goodwill and relationships of the Company with creditors, suppliers, customers, licensors, licensees, contractors, distributors, the U.S. Government, lessors and lessees and others having business relationships with it;
               (c) Maintain clear unencumbered title to the Units, the Company, the Business, and the Assets, with the exception of a first-lien-position security interest granted to Sellers, and a second- or third-lien-position security interest granted to a senior or mezzanine lender, and maintain all tangible Assets in customary repair, order and condition, reasonable wear and tear, damage by fire and other casualty excepted, and promptly repair, restore or replace any Assets which are damaged or destroyed by fire or other casualty, whether insured or uninsured;

               (d) Comply in all material respects with all applicable federal, state, foreign and local laws, rules and regulations;
               (e) Maintain the books and records of Buyer and Company in the usual and ordinary course consistent with past practices in such manner as is necessary to ensure satisfaction of the representations and warranties of Buyer as set forth in this Agreement and in a manner that fairly and accurately reflects its income, expenses, assets, and liabilities in accordance with Tax Convention;
               (f) File all Tax Returns required to be filed and make timely payment of all Taxes shown to be due on such returns;
               (g) Promptly notify Sellers in writing of any adverse change in the Business, or any adverse change with respect to the relationships of Buyer and Company and their employees or their creditors, suppliers, customers, subcontractors, licensors, licensees, lessors and lessees, and others having business relationships with them; and
               (h) Promptly notify Sellers in writing of the threat, institution or receipt by Buyer or Company of any claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance by or before any court or governmental or other regulatory or administrative agency.
     Section 5.4 Negative Covenants of Buyer. With respect to the Units, the Company, the Business, and the Assets, Buyer shall not do any of the following from the date hereof through the end of the Earn-Out Period:
               (a) Incur or agree to incur any obligation or liability (absolute or contingent) in connection with any of the Units, the Company, the Business, or the Assets, except liabilities arising out of, incurred in connection with, or related to the operation of the Business in the ordinary course and the consummation of this Agreement;
               (b) Sell, transfer, assign, license or otherwise dispose of, or encumber in any way, any of the Units, the Company, the Business, or the Assets, with the exception of a first-lien-position security interest granted to Sellers, and a second- or third-lien-position security interest granted to a senior or mezzanine lender;
               (c) Amend, modify or terminate any of the Contracts in any matter that would materially diminish the gross revenue projected as of Closing;
               (d) Seek, solicit or agree to any offer for the sale of the Units, the Company, the Business, or the Assets, or any material part thereof, or seek, solicit or agree to any merger of Buyer with any other entity whereby Buyer or its successor shall not be fully capable of and obligated to perform all of Buyer’s obligations under this Agreement;

               (e) Incur any indebtedness for borrowed money that is senior in lien position to the lien position of Sellers; or
               (f) Offer or enter into any contract, understanding, plan, or agreement to take any action proscribed in this Section 5.4.
     Section 5.5 Access to Information.
          5.5.1 Access of Buyer Before Closing. Subject to the April 20, 2009 Confidentiality Agreement previously signed and delivered by the parties hereto, from and after the date of this Agreement and until the Closing Date, Buyer and its agents and representatives shall have full and complete access: (a) to all properties (whether real or personal), books and records of the Company (the confidentiality of which Buyer agrees to maintain) for purposes of conducting such investigations, appraisal or audits at its own expense as Buyer deems necessary or advisable under the circumstances; (b) to review, analyze and investigate the Intellectual Property, and all aspects concerning such property; and (c) to discuss any related business affairs of, and condition (financial or otherwise) of, Seller, the Business and/or the Business with such persons, including but not limited to the directors, officers, employees, accountants, landlords, counsel and creditors of Seller as Buyer considers necessary for the purposes of conducting its investigations, appraisals or audits in connection with the transactions contemplated by this Agreement.
          5.5.2 Access of Buyer After Closing. Sellers shall furnish to Buyer all financial and Tax Return information as reasonably may be requested after the Closing for the purpose of filing or defending tax returns of Buyer or a subsequent purchaser of the Company or the Business.
          5.5.3 Access of Sellers. From and after the date of this Agreement and until the end of the Earn-Out Period, Sellers and their agents and representatives shall have full and complete access, for the purpose of verifying compliance with the representations, warranties, and covenants of this Agreement: (a) to all properties (whether real or personal), books and records of Buyer relating to the Units, the Company, the Business, and the Assets (the confidentiality of which Sellers agree to maintain) for purposes of conducting such investigations, appraisals or audits at their own expense as Sellers deems necessary or advisable under the circumstances; (b) to review, analyze and investigate the Intellectual Property, and all aspects concerning such property; and (c) to discuss any related business affairs of, and condition (financial or otherwise) of, the Company, the Business, and/or the Assets with such persons, including but not limited to the directors, officers, employees, accountants, and counsel of Buyer as Sellers consider necessary for the purposes of conducting its investigations, appraisals or audits. Upon request of Sellers, Buyer shall provide the following reports:
          1) Monthly income statement for the Company.
          2) Monthly pipeline report.
          3) Monthly schedule of completed and uncompleted projects.

     Section 5.6 Filing and Authorizations. (a) To the extent not obtained prior to the Closing, Sellers each shall, after the Closing Date, continue to use its best efforts promptly to comply with all federal, state, and local laws and regulations and to obtain all necessary governmental authorizations, and approvals to: (i) obtain all consents, approvals and waivers, including all such consents, approvals or waivers required to be obtained from the government (whether federal, state or local) and Company’s customers, vendors, suppliers, lessors, and consents of the other parties to the contracts and any teaming agreements, partnerships or other arrangements between Company and any other person or entity, necessary or required to vest in Buyer all of Company’s rights and title to, and interest in, the Company, the Business, and the Assets in conformity with the representations and warranties of Sellers herein, and (ii) obtain all permits, licenses and waivers, with regard to the transactions contemplated by this Agreement.
          (b) Buyer shall, after the Closing Date, use its best efforts to comply with all federal, state, and local laws and regulations and to obtain all necessary governmental authorizations, and approvals to: (i) obtain all consents, approvals and waivers, including all such consents, approvals or waivers required to be obtained from the government (whether federal, state or local) and Company’s customers, vendors, suppliers, lessors, and consents of the other parties to the Contracts and any teaming agreements, partnerships or other arrangements between Buyer and any other person or entity, necessary or required operate the Company and the Business in conformity with the representations and warranties of Sellers herein, and (ii) obtain all permits, licenses and waivers, with regard to the transactions contemplated by this Agreement.
     Section 5.7 Administration of Accounts.
          5.7.1 In Trust For Buyer. All payments and reimbursements made in the ordinary course by any third party in the name of or to the Company in connection with or arising out of the Business and the Assets after the Closing Date, shall be held by Sellers in trust to the benefit of the Company and, immediately (not more than twenty-one (21) calendar days) upon receipt by Sellers of any such payment or reimbursement, Sellers shall pay over to the Company the amount of such payment or reimbursement without right of set-off.
          5.7.2 In Trust for Seller. All payments and reimbursements made in the ordinary course by any third party in the name of or to Buyer or the Company in connection with or arising out of the Excluded Assets after the Closing Date shall be held by Buyer and the Company in trust to the benefit of Sellers and, immediately (not more than twenty-one (21) calendar days) upon receipt by Buyer or the Company of any such payment or reimbursement, Buyer or the Company shall pay over to Sellers the amount of such payment or reimbursement without right of set-off.
     Section 5.8 Taxes and Other Excluded Liabilities.
          5.8.1 Sellers’ Obligations. Sellers acknowledge their legal obligations to pay the Excluded Liabilities, including Taxes relating to all items of income, loss, gain, deduction and credit attributable to or relating to ownership of the Company and the Business up to and including the Closing Date.

          5.8.2 Buyer and Company Obligations. Buyer and the Company acknowledge their legal obligations to pay Taxes relating to all items of income, loss, gain, deduction and credit attributable to or relating to ownership of the Company and the Business assets after the Closing Date.
          5.8.3 Conveyance Fees. Seller shall promptly file and pay when due any and all returns with respect to any conveyance or transfer taxes or fees, excluding sales and use taxes, with respect to the sale, transfer and purchase of the Business and the Assets of the Company under this Agreement.
     Section 5.9 Further Assurances. From time to time after the Closing, Sellers shall at their own expense, execute and deliver, or cause to be executed and delivered, such documents to Buyer and the Company as they may reasonably request, and from time to time after the Closing, Buyer and Company shall, at their own expense, execute and deliver such documents to Sellers as they may reasonably request, in order to more effectively consummate the transaction contemplated by this Agreement.
     Section 5.10 Public Announcements. Except as required by law, Sellers, Buyer, and Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation.
     Section 5.11 Risk of Loss. If between the date hereof and the Closing Date, there is any loss, destruction or other physical damage to the Business or any Assets resulting from theft, accident or any other casualty, whether or not insured, or any lien or encumbrance exists or is placed on any Units or Assets and is not removed or released on or prior to the Closing Date (collectively, a “Casualty Loss”), then Sellers shall promptly give notice to Buyer of such Casualty Loss and the amount of insurance, if any, payable to Sellers with respect thereto. If such Casualty Loss does not prevent the fulfillment of a condition to Buyer’s obligations to consummate the transactions contemplated by this Agreement, or if it does and Buyer waives such condition, then Buyer shall have the option, which shall be exercised by Buyer by giving Sellers written notice within ten (10) days after receipt of the above notice from Sellers, or if there is not ten (10) days prior to the Closing Date, as soon as possible but not less than (24) hours prior to the Closing, of either: (i) causing the affected Asset to become an Excluded Asset and Buyer shall be entitled to reduce the Purchase Price payable to Sellers at Closing pursuant to Subsection 2.3.1 in an amount equal to a binding estimate to be obtained by Sellers from a qualified third party reasonably acceptable to Buyer of the cost required to restore the affected Asset substantially to its condition prior to such Casualty Loss or the reasonably estimated value of the affected Asset; or (ii) terminating this Agreement whereupon Sellers and Buyer shall have no liabilities or obligations with respect to the transactions contemplated by this Agreement.

ARTICLES VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     Section 6.1 Conditions. The obligations of Buyer under this Agreement to perform Articles I and II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:
          6.1.1 Representations and Warranties. All representations and warranties of Sellers and of Company contained in this Agreement and in all certificates, schedules and other documents delivered by Sellers to Buyer or its representatives pursuant to this Agreement and/or in connection with the transactions contemplated hereby shall be true, complete and accurate in all material respects as of the date when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.
          6.1.2 No Material Adverse Change. During the period from the date hereof to the Closing Date, Sellers shall not have sustained any material loss or damage to the Units, the Company, the Business, or the Assets, whether or not insured, nor shall there have been any material adverse change in the Business.
          6.1.3 Due Diligence Review. During the period from the date hereof to the Closing Date, Buyer shall have had the opportunity to complete its due diligence investigation in connection with the transactions contemplated by this Agreement and such investigation has not revealed any fact, event or circumstance which, in its sole discretion, could be expected to have a material adverse effect on the transactions contemplated by this Agreement.
          6.1.4 Schedules Delivered. All Schedules to be delivered to Buyer prior to Closing hereunder shall have been so delivered to it either at the time of execution of this Agreement or with time sufficient for Buyer’s review, and each such Schedule shall be satisfactory in form and content to them, such satisfaction to be determined at their sole discretion.
          6.1.5 No Adverse Facts Disclosed. Neither any investigation of Sellers, nor any disclosure Schedule, nor any other document delivered in connection with this Agreement, shall have revealed any facts and circumstances which reflect in a material adverse way on the Units, the Company, the Business, or the Assets, as determined by Buyer in its sole discretion and judgment.
          6.1.6 Obtaining of Consents and Approvals. Except as otherwise contemplated by this Agreement, Sellers shall have executed and delivered to Buyer, or shall have caused to be executed and delivered, any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Units, the Company, the Business, or the Assets.

          6.1.7 Performance by Sellers. Sellers shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.
          6.1.8 Absence of Litigation. There shall not be in effect any judicial or regulatory order enjoining or restraining the transactions contemplated by this Agreement, and there shall not be instituted or pending any action or proceeding before any federal, state or foreign court or governmental agency or other regulatory or administrative agency or instrumentality: (a) challenging the acquisition by Buyer of the Units, the Company, the Business, or the Assets, or otherwise seeking to restrain, materially condition or prohibit consummation of the transactions contemplated by this Agreement, or seeking to impose any material limitations on any provision of this Agreement, or (b) seeking to compel Buyer or Sellers to dispose of or hold separate, the Units, the Company, the Business, or the Assets, or any portion of them, as a result of the transactions contemplated by this Agreement.
          6.1.9 Officers Certificate. Buyer shall have received a certificate, dated the Closing Date, executed by Sellers stating that the conditions set forth in Sections 6.1.1 through 6.1.3 and 6.1.5 through 6.1.7 hereof have been satisfied.
          6.1.10 Delivery of Documents; Other Actions. (a) The execution and delivery to Buyer by Sellers and/or Company of the following, all dated as of the Closing Date and acceptable in form and substance to Buyer, Sellers, and Company:
               (i) a separate assignment of the Units;
               (ii) the agreements and documents required by the terms of this Agreement to be executed and delivered by Sellers and/or the Company;
               (iii) the noncompetition, nondisclosure and nonsolicitation agreements of Sellers and employees of the Company required by Buyer and an employment agreement between the Company and Robert E. Wilson;
               (iv) such other conveyances, instruments of title, assignments, consents, recordings, and other documents as may be, in the reasonable opinion of Buyer, necessary or proper to transfer to it ownership of the Units, the Company, the Business, and the Assets and rights being acquired by them hereunder; and
               (v) such other documents, instruments and certificates as may be reasonably requested by Buyer or its counsel to effectuate the transactions contemplated by this Agreement, including without limitation the quotation commitments from Affiliates of Sellers referred to in Section 1.1.6.
          (b) The receipt by Buyer and delivery to Sellers of evidence of bonding capacity reasonably satisfactory to Sellers, as required by Section 2.9, and the execution by and exchange among Buyer, Sellers, and Company of an agreement relating to post-closing invoices, payments, and purchase orders, and other subjects.

          (c) The version of this Agreement dated as of December 29, 2009 and signed by the parties, has been approved and ratified by the Board of Directors of Buyer.
     Section 6.2 Waiver. Buyer may, in its sole discretion, waive in writing fulfillment of any or all of the conditions set forth in Section 6.1 of this Agreement, provided that such waiver granted pursuant to this Section 6.2 shall have no effect upon any of the other conditions not so waived.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
     Section 7.1 Conditions. The obligations of each Seller under this Agreement to perform Articles I and II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:
          7.1.1 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement and in all certificates, schedules and other documents delivered by Buyer to Sellers or their representatives pursuant to this Agreement and or in connection with the transactions contemplated hereby shall be true, complete and accurate in all material respects as of the date when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.
          7.1.2 No Material Adverse Change. During the period from the date hereof to the Closing Date, Buyer shall not have sustained any material adverse change in its business or operations.
          7.1.3 Due Diligence Review. During the period from the date hereof to the Closing Date, each Seller shall have had the opportunity to complete its due diligence investigation in connection with the transactions contemplated by this Agreement and such investigation has not revealed any fact, event or circumstance which, in its sole discretion, could be expected to have a material adverse effect on the transactions contemplated by this Agreement.
          7.1.4 Schedules Delivered. All Schedules to be delivered to Sellers prior to Closing hereunder shall have been so delivered to them either at the time of execution of this Agreement or with time sufficient for Sellers’ review, and each such Schedule shall be satisfactory in form and content to them, such satisfaction to be determined at their sole discretion.
          7.1.5 No Adverse Facts Disclosed. Neither any investigation of Buyer or any Schedule, nor any other document delivered in connection with this Agreement, shall have revealed any facts and circumstances which reflect in a material adverse way on Buyer or its ability to carry out the events and obligations established by this Agreement through the expiration of the Earn-Out Period, as determined by Sellers in their sole discretion and judgment.
          7.1.6 Obtaining of Consents and Approvals. Except as otherwise contemplated by this Agreement, Buyer shall have executed and delivered to Sellers, or shall have caused to be executed and delivered, any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the capacity of Buyer to honor its obligations under this Agreement.
          7.1.7 Performance by Buyer. Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.
          7.1.8 Absence of Litigation. There shall not be in effect any judicial or regulatory order enjoining or restraining the transactions contemplated by this Agreement.
          7.1.9 Officer’s Certificate. Sellers shall have received a certificate, dated the Closing Date, executed on behalf of Buyer by an appropriate Person stating that the conditions set forth in Sections 7.1.1 through 7.1.8 hereof have been satisfied.
          7.1.10 Delivery of Documents; Other Actions. (a) The execution and delivery to Sellers by Buyer of the following, all dated as of the Closing Date and acceptable in form and substance to Sellers, Buyer, and Company:
               (i) the consideration set forth in Article II hereof;
               (ii) the agreements and documents required by the terms of this Agreement to be executed and delivered by Buyer, and an offer of an employment agreement between the Company and Robert E. Wilson;
               (iii) such other documents, instruments and certificates as may be reasonably requested by Sellers or their counsel to effectuate the transactions contemplated by this Agreement; and
               (iv) the Buyer’s Line of Authorization or other evidence of bonding capacity reasonably satisfactory to Sellers, as required by Section 2.9.
          (b) The execution by and exchange among Sellers, Buyer, and Company of an agreement relating to post-closing invoices, payments, and purchase orders, and other subjects.
          (c) The version of this Agreement dated as of December 29, 2009 and signed by the parties, has been approved and ratified by the Board of Directors of Buyer.
     Section 7.2 Waivers. Sellers may, in their sole discretion, waive in writing fulfillment of any or all of the conditions set forth in Section 7.1 of this Agreement, provided that such waiver granted pursuant to this Section 7.2 shall have no effect upon any other conditions not so waived.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Survival of Representations. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing, but no claim may be made with respect to any breach of any representation or warranty hereunder after June 23, 2015. The parties acknowledge that they have performed comprehensive due diligence investigations and that they have no knowledge of any facts and circumstances which would result in the inaccuracy of any representation or warranty of Buyer, Company, and/or Sellers, as applicable.
     Section 8.2 Indemnification by the Sellers. Subject to the limitations set forth in this Article 8 and the Closing of the transactions contemplated by this Agreement, each Seller shall indemnify, defend, save and hold each of Buyer and its officers, directors, employees, Affiliates and agents (collectively, “Buyer Indemnitees”) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys’ fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Buyer Damages”) asserted against, imposed upon, resulting to or incurred by any of the Buyer Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (i) a breach of any of the representations and warranties made by the Sellers in Article III of this Agreement, except as set forth above in Section 8.1 (“Buyer Warranty Damages”), and (ii) a breach of any of the covenants or agreements made by the Sellers, or a breach of any of the covenants or agreements of Sellers, in or pursuant to this Agreement and in any Other Agreement to which the Sellers are a party. The amount of this indemnity shall not exceed, in the aggregate, the sum of $3,450,000.00.
     Section 8.3 Indemnification by Buyer. Subject to the limitations set forth in this Article 8 and the Closing of the transactions contemplated by this Agreement, Buyer shall indemnify, defend, save and hold Sellers and their officers, directors, employees, Affiliates, and agents (collectively “Seller Indemnitees”) harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys’ fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Seller Damages”) asserted against, imposed upon, resulting to or incurred by any of the Seller Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (i) a breach of any of the representations and warranties made by Buyer in Article IV of this Agreement, except as set forth above in Section 8.1 (“Shareholder Warranty Damages”), or (ii) a breach of any of the covenants or agreements made by Buyer in or pursuant to this Agreement and in any Other Agreement to which Buyer is a party.

     Section 8.4 Notice of Claims. If any Buyer Indemnitee or Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred or will suffer or incur any Buyer Damages or Seller Damages (“Damages”) for which it is entitled to indemnification under this Article 8, or if any legal, governmental or administrative proceeding which may result in such damages is threatened or asserted (including any written notice from any taxing authority), such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 8.5 shall not affect any of such party’s rights under this Article 8 except to the extent such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.
     Section 8.5 Good Faith Effort to Settle Disputes; Set-Off. The parties agree that, prior to commencing any litigation against the others concerning any matter with respect to which such party intends to claim a right of indemnification in such proceeding, Sellers and Buyer shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute during which time such parties shall disclose to the others all relevant information relating to such dispute. In addition to any other remedy available at law or in equity, following an unsuccessful, good-faith effort to settle a dispute, any party may withhold from any monies that it owes the other parties the amount in dispute, provided that (i) such funds are deposited in an interest-bearing escrow account pending final resolution of the dispute, and (ii) written notice is given to all parties of the amount withheld and the custodian of the funds.
ARTICLE IX
TERMINATION
     Section 9.1 Termination Events. Subject to the provisions of Section 9.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned only as follows:
          9.1.1 Breach. By Sellers or by Buyer , upon written notice, if a material default or breach shall be made by the other parties, with respect to the due and timely performance of any of the other parties’ respective covenants and agreements contained herein, or with respect to the due compliance with any of their respective representations and warranties contained in Article III or IV, as applicable, and such default cannot be cured prior to Closing and has not been waived;
          9.1.2 Mutual Consent. By written mutual consent of all parties; or
          9.1.3 Closing Date. By written notice of Sellers or Buyer, if the Closing shall not have occurred on or before December 31, 2009, which date may be extended to such later date as may be agreed upon in writing by the parties; provided, however, that the right to terminate this Agreement under this Subsection 9.1.3 shall not be available to any of the respective parties whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.
     Section 9.2 Effect on Termination. In the event this Agreement is terminated pursuant to Section 9.1 herein, all further rights and obligations of the parties hereunder shall terminate, and neither any of the parties nor their Affiliates, nor any of the respective directors, officers or employees of any of the parties nor their Affiliates shall have any liability to any of the others, except that the obligations set forth in Section X herein shall survive; provided, however, that if this Agreement is so terminated by a party because one or more of the conditions to its obligations hereunder as set forth in Articles VI and VII herein is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the rights of the terminating party to pursue all legal remedies for breach of contract and damages shall survive such termination and the breaching party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the terminating party as a result of such breach. In addition thereto, any nondisclosure agreement executed by the parties hereto shall survive the termination of this Agreement.
ARTICLE X
SELLER COVENANT NOT TO COMPETE
     Section 10.1 Noncompetition Agreement.
          10.1.1 So long as Buyer is not in material default of any of its obligations to Sellers, Sellers agree that, for a period of time equal to the Earn-Out Period plus an additional two (2) years, that is, until June 30, 2015 (the “Non-Competition Period”), Sellers shall not, directly or indirectly:
          (a) engage in, carry on, be employed by or have any interest in a business substantially similar to the Business within the United States of America (collectively, the “Market Area”);
          (b) enter into, engage in, or be employed by any business in competition with the Company in the Market Area;
          (c) induce any person, excepting Robert Wilson, who is a present or future employee, officer, agent, affiliate or customer of the Company or Buyer to terminate such person’s relationship with the Company or Buyer;
          (d) induce any customer, supplier or any other party with whom the Company does business to refuse to do business with the Company; or
          (e) solicit, or assist any person in the solicitation of, the Company’s customers.
          10.1.2 Sellers acknowledge that the length of time and geographic restriction pertaining to all prohibitions in Section 10.1 are reasonable and necessary for the legitimate protection of Buyer’s and the Company’s business and interests.
          10.1.3 Sellers expressly agree and understand that the remedy at law for any breach by Sellers of Section 10.1 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, Sellers’ acknowledge that upon adequate proof of Sellers’ violation of this Section 10.1, each of Buyer and the Company will be entitled, among other remedies and without any requirement that it post a bond in order to obtain any such relief, to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Article X will be deemed to limit Buyer’s or the Company’s remedies at law or in equity for any breach by Sellers of any of the provisions of this Agreement.
          10.1.4 In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in Section 10.1 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy shall be enforced.
          10.1.5 In the event Sellers violate any legally enforceable provision of this Article X as to which there is a specific time period during which Sellers are prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.
     Section 10.2. Allowed Competition. The provisions of Section 10.1 shall not apply with respect to:
          10.2.1 Any work by Sellers and/or other corporations, limited liability companies, partnerships, trusts, or other business entities, including sole proprietorships, owned or controlled by Sellers, which work is consistent with the business activities of electrical contracting and lighting maintenance of that entity that existed prior to the Closing Date. In the event a business entity controlled by Sellers is requested by an unrelated party to perform services which are in direct conflict with the Business of the Company, Sellers shall use their best efforts to promote the interests of the Company;
          10.2.2 Any work which the Company is unable to bond or otherwise unable to place under contract;
          10.2.3 Any work or a contract on which the Company materially defaults and/or fails to remedy a material breach; and
          10.2.4 Any work or a contract when Buyer or the Company goes bankrupt, goes into receivership, and/or otherwise goes into reorganization and for which Buyer or the Company fails to reaffirm the contract and/or work.

ARTICLE XI
MISCELLANEOUS
     Section 11.1 Expenses. Each of the respective parties to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement, and the transactions contemplated by this Agreement.
     Section 11.2 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all parties. No waiver by any party of any default, misrepresentation, or breach of representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of representation, warranty or covenant hereunder or affect in any way any tights arising by virtue of any prior or subsequent such occurrence.
     Section 11.3 Entire Agreement. This Agreement, including the Exhibits hereto and the Schedules delivered hereunder, contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings, and communications of the parties, oral or written, respecting such subject matter; provided, however, that the parties from time to time may agree in writing on interpretations of the provisions of this Agreement, and that the confidentiality agreement dated April 20, 2009 executed by the parties shall remain in full force and effect accordingly to its terms.
     Section 11.4 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered by hand to the persons identified below, or on the date of receipt if mailed by certified mail, postage prepaid, return receipt requested, addressed as follows:
If to Buyer:	Energy Focus, Inc. 32000 Aurora Road Solon, Ohio 44321 Attn: Mr. Joseph G. Kaveski, Chief Executive Officer Facsimile No.: 440.848.8561

With a copy to:	Mr. Gerald W. Cowden Cowden & Humphrey Co. LPA 4600 Euclid Avenue, Suite 400 Cleveland, Ohio 44103 Facsimile No.: 216.241.2881

If to Sellers:	Mrs. Jami Hall 1244 Gallatin Pike South Madison, Tennessee 37115 Facsimile No.: 615.883.0988

With a copy to:	Mr. John I. Harris, III Of counsel Schulman, Leroy & Bennett, PC P. O. Box 190676 501 Union Street, Seventh Floor Nashville, Tennessee 37219 Facsimile No.: 615.254.5407
     Section 11.5 Severability. If any provision of this Agreement is held to be unenforceable for any reason, the parties shall negotiate to adjust such provision rather than have such clause become void, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
     Section 11.6 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive and shall not preclude assertion by either party hereto of any other rights or the seeking of any other remedies against the other party.
     Section 11.7 Waiver. Waiver of any term or condition of this Agreement by any of the parties shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition, of the Agreement.
     Section 11.8 Assignment. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which it may withhold in its absolute discretion; provided, however, that Buyer may assign this Agreement in connection with a merger or consolidation involving Buyer, or a sale of substantially all of Buyer’s assets, so long as the purchaser or assignee assumes Buyer’s obligations under this Agreement.
     Section 11.9 Successors and Assigns. The rights, liabilities and obligations of the parties hereto arising under this Agreement shall attach to and be binding upon the parties, and their heirs, representatives, successors, and permitted assigns.
     Section 11.10 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity who is not a party to this Agreement.
     Section 11.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.
     Section 11.12 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and of the United States, without giving effect to the doctrine of conflicts of laws. The parties each agree that the federal and state courts located within the State of Ohio and the State of Tennessee shall have nonexclusive jurisdiction as to all matters, actions, claims or disputes arising out of this Agreement or the transactions contemplated hereby.
     Section 11.13 Dispute Resolution. The parties agree to use their diligent efforts in order to reach an amicable agreement with respect to all disagreements which might arise under this Agreement. All disputes arising under this Agreement which are not settled amicably as specified above shall be finally settled in accordance with the following:
          11.13.1 The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations between senior executives of the parties who have authority to settle the controversy.
          11.13.2 The disputing party shall give the other party written notice of the dispute. Within twenty (20) days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party’s position, and (b) the name and title of the executive who will represent the party. The executives shall meet at a mutually acceptable time and place within one (1) month of the date of the disputing party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.
          11.13.3 If the matter has not been resolved within two (2) months of the disputing party’s notice, or if the party receiving said notice will not meet within one (1) month, both parties agree that each party shall be free to pursue all remedies at law, in equity or otherwise without any other obligations pursuant to this Section 11.13.
     Section 11.14 Construction.
          11.14.1 Words. All references in this Agreement to the singular shall include the plural, the plural shall include the singular where applicable, and all references to gender shall include both genders and the neuter. All references in this Agreement to days shall be calendar days unless specified as business days. All accounting terms not otherwise identified herein shall have the meanings assigned to them in accordance with general accepted accounting principles consistently applied.
          11.14.2 No Presumption. In interpreting any provision of this Agreement no presumption shall be drawn against the party drafting the provision.
          11.14.3 Headings. The table of contents and the headings of each Article, Section and Subsection herein are for the purposes of convenience only and shall not be read or interpreted as having any meaning or effect.
(Signatures on the following page.)

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SELLERS: TLC INVESTMENTS, LLC
By:	/s/ Jami Hall
	Name:	Jami Hall
Its: President

/s/ Jami Hall
Jami Hall

/s/ Robert E. Wilson
Robert E. Wilson

COMPANY: STONES RIVER COMPANIES, LLC
By:	/s/ Jami Hall
	Name:	Jami Hall
Its: President

BUYER: ENERGY FOCUS, INC.
By:	/s/ Joseph G. Kaveski
	Name:	Joseph G. Kaveski
Its: Chief Executive Officer

APPENDIX AND SCHEDULES
Index

APPENDIX

Appendix A — Definitions

SCHEDULES

Schedule 1.1 — Excluded Assets and Liabilities
Schedule 3.0 — Disclosure Schedule
Schedule 4.0 — Disclosure Schedule
Schedule A-8 — Contracts

APPENDIX A
Definitions
References to Certain Definitions:
“Accounts Receivable “shall have the meaning set/forth in Section A-8 of Appendix A
“Assets” shall have the meaning set forth in Section A-1 of Appendix A
“Benefit Plan” shall have the meaning set forth in Section 3.16
“Business” shall have the meaning set forth in Section A-1 of Appendix A
“Buyer Damages” shall have the meaning set forth in Section 8.2
“Buyer Indemnitees” shall have the meaning set forth in Section 8.2
“Buyer Warranty Damages” shall have the meaning set forth in Section 8.2
“CAA” shall have the meaning set forth in Section 3.17.2
“Cash Purchase Price” shall have the meaning set forth in Section 2.2.
“Casualty Loss” shall have the meaning set forth in Section 5.11
“CERCLA” shall have the meaning set forth in Section 3.17.2
“CERCLIS” shall have the meaning set forth in Section 3.17.5
“Closing Date” shall have the meaning set forth in Section 2.1
“Closing” shall have the meaning set forth in Section 2.1
“Contracts” shall have the meaning set forth in Section A-8 of Appendix A
“Company Financial Statements” shall have the meaning set forth in Section 3.4.1
“Convertible Promissory Note” shall have the meaning set forth in Section 2.4
“Copyrights” shall have the meaning set forth in Section A-6 of Appendix A
“Customer Lists” shall have the meaning set forth in Section A-7 of Appendix A
“Damages” shall have the meaning set forth in Section 8.4
“Earn-Out” and “Earn-Out Period” shall have the meanings set forth in Section 2.3.
“Encumbrances” shall have the meaning set forth in Section 3.5.1
“Environmental Law” shall have the meaning set forth in Section 3.17.5
“Equipment” shall have the meaning set forth in Section A-2 of Appendix A
“ESCO” shall have the meaning set forth in Section A-1 of Appendix A
“Excluded Assets” shall have the meaning set forth in Section 1.1.2
“Excluded Liabilities” shall have the meaning set forth in Section 1.1.3
“FWPCA” shall have the meaning set forth in Section 3.17.2
“Hazardous Substance” shall have the meaning set forth in Section 3.17.3
“Hazardous Waste” shall have the meaning set forth in Section 3.17.3
“Indemnified Party” shall have the meaning set forth in Section 8.4
“Indemnifying Party” shall have the meaning set forth in Section 8.4
“Intellectual Property” shall have the meaning set forth in Section A-3 of Appendix A
“Interim Balance Sheet” shall have the meaning set forth in Section 3.4.1
“Inventory” shall have the meaning set forth in Section A-8 of Appendix A
“Know-How” shall have the meaning set forth in Section A-4 of Appendix A
“Line of Authorization” shall mean the bonding document referred to in Section 7.1.10
“Market Area” shall have the meaning set forth in Section 10.1.1
“Non-Competition Period” shall have the meaning set forth in Section 10.1.1

“Other Agreement” shall have the meaning set forth in Section 3.1
“Person” shall have the meaning set forth in Section 3.1
“Promissory Note” shall have the meaning set forth in Section 2.4
“Qualified Plan” shall have the meaning set forth in Section 3.16.4
“RCRA” shall have the meaning set forth in Section 3.17.2
“Regulated Material” shall have the meaning set forth in Section 3.17.5
“Rent Agreement” shall have the meaning set forth in Section 2.12
“Reviewed Annual Statement” shall have the meaning set forth in Section 3.4.1
“Security Agreement” shall have the meaning set forth in Section 2.5
“Securities Right” shall have the meaning set forth in Section 3.19.1
“Seller Damages” shall have the meaning set forth in Section 8.3
“Seller Indemnitees” shall have the meaning set forth in Section 8.3
“Seller Indemnitees” shall have the meaning set forth in Section 8.3
“Seller Plan” shall have the meaning set forth in Section 3.16.1
“Shareholder Warranty Damages” shall have the meaning set forth in Section 8.3
“Solid Waste” shall have the meaning set forth in Section 3.17.3
“Spill” shall have the meaning set forth in Section 3.17.4
“Tax Convention” shall have the meaning set forth in Section 3.4.2
“Tax Returns” shall have the meaning set forth in Section 3.15
“Taxes” shall have the meaning set forth in Section 3.15
“Trademarks” shall have the meaning set forth in Section A-5 of Appendix A
“Transition and Post-Closing Operations Agreement” shall have the meaning set forth in Section 2.13
“TSCA” shall have the meaning set forth in Section 3.17.2
“Unit” shall have the meaning set forth in the Recitals
“Unit Pledge Agreement” shall have the meaning set forth in Section 2.6
“Wastes” shall have the meaning set forth in Section 3.17.3
“Working Capital” shall have the meaning set forth in A-8 of Appendix A
Certain Other Definitions:
     A-1. Assets and Business. All assets, properties, rights, and contracts, wherever located, whether tangible or intangible, which are owned by, licensed by, and/or leased by Company, whether or not reflected on the books and records of Company including without limitation the Contracts, Accounts Receivable, Working Capital, Inventory, Customer Lists, Equipment, and Intellectual Property (the “Assets”), and which are used in the business of providing lighting, retrofit, and energy services to energy service companies (“ESCOs”) as operated by Company (the “Business”).
     A-2. Equipment. All equipment, brochures, catalogues, manuals, guides and references, furniture, computers (including transferable operating system software and licenses thereof used thereon) and other office equipment, office supplies, and other tangible assets (“Equipment”).
     A-3. Intellectual Property. (i) All inventions (whether patentable or unpatentable whether or not reduced to practice), all improvements thereto, and all patents, utility models, design patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connections therewith, including the Trademarks, (iii) all copyrightable works, all copyrights, and all mask works and all applications, registrations, and renewals in connection therewith, including the Copyrights, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, engineering information, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), including the Know-How, (vi) all transferable computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium) (“Intellectual Property”).
     A-4. Know-How. All (i) research and development results, processes, trade secrets, methods, operating techniques, know-how, algorithms, formulae, specifications, drawings, designs, chip designs, mask works, inventions, discoveries and engineering information, and (ii) quality control, testing, operational, logistical, maintenance and other technical data and information and technology; and all documents, notebooks, engineering and software development logbooks, tapes, discs, records, reports and other media relating thereto (“Know-How”).
     A-5. Trademarks. All trademarks, trade names and service marks, and registrations and applications for such trademarks, trade names and service marks domestic and foreign, used in the Business (“Trademarks”).
     A-6. Copyrights. All copyrights, and registration and applications for such copyrights, domestic and foreign, used in the Business (“Copyrights”).
     A-7. Customer Lists. All customer lists of the Business and all records relating to purchase orders, contracts, and any other items or list possessed or used in the Business, made by or for Company with respect to sales or future sales of products, goods or services. The customer lists shall include all records and any other available document or media bearing information relating to current, former or prospective customers (all available years) of the Business, together with all of Company’s right, title and interest in and to such customer lists, rights to contract renewals and other rights to provide services to the customers of Company, and any and all rights under agreements Company may have with third parties relating thereto (collectively, the “Customer Lists”).
     A-8. Contracts, Projects, Proposals, and Related Accounts Receivable, Working Capital and Inventory. All contracts, subcontracts, licenses and sublicenses, agreements, projects and other arrangements, proposals, bids, quotations, purchase orders and commitments, and sales orders and commitments, including joint venture, teaming and partnership agreements, and leases of personal property, in each case limited to those specifically identified on Schedule A-8 delivered hereunder (collectively, the “Contracts”). All right, title and interest in and to Company’s accounts receivable which have arisen under the Contracts and remain outstanding and unpaid as of the Closing Date, including all documentation maintained by Company evidencing the same (collectively, the “Accounts Receivable”). All right, title, and interest in and to the Company’s “working capital” under the Contracts, with “working capital” being defined as the excess of receivables associated with a project over costs associated with the project. All right, title and interest in and to the Company’s “inventory” under the Contracts, with “inventory” being defined as all goods, merchandise, work-in-progress, raw materials, finished goods, and all other materials, supplies and tangible personal property associated with a project.
     A-9. “Code” shall mean Section 1060 of the Internal Revenue Code of 1986, as amended.
     A-10. “ERISA” shall mean Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

SCHEDULE 1.1
Excluded Assets and Liabilities
Excluded Assets:
     Balance Sheet. All balance sheet assets, with the exception of Contracts set forth on Schedule A-8 and certain items of equipment as the parties shall agree.
     Insurance. All rights under any Company-owned insurance policies, including, but not limited to, any cash surrender value or cancellation value as of the Closing Date.
     Personal Items. Personal items of Sellers.
Excluded Liabilities:
     Taxes. Any and all Taxes of the Company relating to time periods and/or events occurring before the Closing Date.
     Environmental Liability. Any and all environmental obligations, charges, liabilities, or conditions of the Company relating to time periods and/or events occurring before, or conditions existing as of, the Closing Date.
     Litigation. Any and all obligations, liabilities, or judgments relating to litigation, threatened litigation, or claims relating to time periods and/or events occurring before the Closing Date, with the exception of workers compensation claims made after the Closing Date.

SCHEDULE 3.0
Disclosure Schedule
Section 3.7.2:
     The name of the Company as a Tennessee limited liability company: “Stones River Companies, LLC”.

SCHEDULE 4.0
Disclosure Schedule
None

SCHEDULE A-8
Contracts